Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Selective Insurance Group, Inc.:
We consent to the incorporation by reference in this registration statement on Form S-8, dated November 14, 2007 of Selective Insurance Group, Inc. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Selective Insurance Group, Inc. and its subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Selective Insurance Group, Inc. Our report refers to changes, in 2006, in Selective Insurance Group, Inc.’s definition of cash equivalents for presentation in the statement of cash flows and, in 2005, a change in its method of accounting for share-based payments.
/s/ KPMG LLP
New York, New York
November 14, 2007